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                                                                    Exhibit 99.1



                                 OFFICEMAX, INC.

                 STATEMENT REGARDING FORWARD-LOOKING INFORMATION

                  The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for "forward-looking statements" (as defined in the Act). The Form 10-K to which this exhibit is attached, the Company's Annual Report to Shareholders, any Form 10-Q or any Form 8-K of the Company, or any other written or oral statements made by or on behalf of the Company may include or incorporate by reference forward-looking statements which reflect the Company's current view (as of the date such forward-looking statement is made) with respect to future events, prospects, projections or financial performance. The words "believe," "expect," "anticipate," "project," "plan," "intend," and similar expressions, among others, identify "forward-looking statements." The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in such


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statements. These uncertainties and other factors include, but are not limited to the following:

         - the Company faces intense competition from a variety of retailers, dealers and distributors, including, other high-volume office product chains that are similar in concept to the Company in terms of store format, pricing strategy and product selection; in particular, the Company faces intense price competition in its sales of computers and related products;

         - the Company has announced its plan to expand its Internet business through OfficeMax.com; the Company expects to incur significant operating and capital expenditures in connection with this expansion; if sales grow more slowly than anticipated or if operating expenses exceed expectations, the OfficeMax.com business, results of operations, financial condition and prospects would be materially and adversely affected;

         - both the Company stores and OfficeMax.com face increasing competition from Internet-based merchandisers which have minimal barriers to entry; these competitors include traditional retailers that sell through the Internet, Internet sites that target the small business market with a full line of business products or service offerings and Internet sites that sell or resell office products and business services

         - the Company relies heavily on its information systems for both its traditional stores and OfficeMax.com; there could be malfunctions or failures of the Company's information systems that could disrupt business operations;

         - historically, an integral part of the Company's business plan has been an aggressive store growth strategy; although the Company has reduced the number of stores it plans to open in 2000, it still must continue to open new stores successfully; there can be no assurance, however, that the Company will be able to find favorable store locations, negotiate favorable leases, hire and train employees and store managers and integrate the new stores in a manner that will allow it to meet its expansion strategy;


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         -        as the Company expands the number of its stores in existing markets, sales at existing stores may be impacted;

         - new stores typically take time to reach the levels of sales and profitability of the Company's existing stores, and there can be no assurance that new stores will be as profitable as existing stores;

         - there can be no assurance that (1) the Company will not require additional sources of financing as a result of unanticipated cash needs, acquisitions or other opportunities or disappointing operating results or (2) any additional funds required by the Company will be available to the Company on satisfactory terms;

         - there is potential for rapid and significant changes in technology and which could affect the Company's operations;

         - while the Company continues to evaluate its distribution strategy and methods in order to take advantage of new and improved technology to increase inventory controls and reduce expenses and delivery lead times, there can be no assurance that changes in the Company's current distribution methods will accomplish these goals;

         - there are operating and financial risks related to managing rapid growth and integrating acquired businesses including demands on management and the Company's operational systems;

         - fluctuations in the Company's quarterly operating results have occurred in the past and may occur in the future based on a variety of factors such as new store openings with their concurrent pre-opening expenses, the extent to which new stores are less profitable as they commence operations, the effect new stores have on the sale of existing stores in more mature markets, the pricing activity of competitors in the Company's markets, changes in the Company's product mix, increases and decreases in advertising and promotional expenses, the effects of seasonality, acquisition of contract stationers and stores of competitors;



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         -        the Company plans to continue to expand its operations
                  internationally and there are risks associated with international operations, including lack of local business experience, foreign currency fluctuations, language and other cultural barriers, political and economic instability and, since the Company's foreign operations are joint ventures not wholly-owned by the Company, a lack of operating control;

         - the Company is largely dependent on the services of Michael Feuer, the Company's Chairman and Chief Executive Officer, and its senior management; the loss of Mr. Feuer or any of the Company's other senior management could have a material adverse impact on the Company;

         - strikes or other labor disruptions could adversely affect the Company's operations; and

         - the Company faces uncertainties relating to general economic conditions.